Exhibit 99.1

FitLife Brands Announces First Quarter 2026 Results

OMAHA, NE – May 14, 2026 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the first quarter ended March 31, 2026.

Highlights for the first quarter ended March 31, 2026 include:

●	Total revenue was $25.3 million, an increase of 59% compared to the first quarter of 2025.

●	Wholesale revenue was $14.1 million, or 56% of total revenue, an increase of 166% compared to the first quarter of 2025.

●	Online revenue was $11.2 million, or 44% of total revenue, an increase of 6% compared to the first quarter of 2025.

●

Gross margin was 37.6% compared to 43.1% during the first quarter of 2025, with the decline in gross margin primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife.

●

Net income was $1.7 million compared to $2.0 million during the first quarter of 2025, with the decline driven by higher amortization expense and interest expense associated with the acquisition of Irwin.

●	Basic earnings per share and diluted earnings per share were $0.18 and $0.17, respectively, compared to $0.22 and $0.20 during the first quarter of 2025.

●	Adjusted EBITDA was $3.3 million, a 3% decrease compared to the first quarter of 2025.

●	The Company ended the quarter with $37.6 million outstanding on its term loan and $4.2 million outstanding on its revolving line of credit.

For the first quarter ended March 31, 2026, total revenue was $25.3 million, an increase of 59% compared to $15.9 million during the same period last year.

Wholesale revenue for the quarter ended March 31, 2026 was $14.1 million, a 166% increase from the same period last year. The Company’s recent acquisition of Irwin contributed $10.3 million of wholesale revenue for the quarter ended March 31, 2026, while Legacy FitLife wholesale revenue declined $1.5 million, or 28%, compared to the same period last year.

Online revenue for the quarter was $11.2 million, an increase of 6% compared to the quarter ended March 31, 2025. Online revenue accounted for 44% and 67% of the Company’s total revenue during the quarters ended March 31, 2026 and 2025, respectively.

Gross margin for the quarter ended March 31, 2026 was 37.6% compared to 43.1% during the same period in the prior year. The decrease in gross margin is primarily attributable to the acquisition of Irwin, which historically generated a lower gross margin than Legacy FitLife.

Net income for the first quarter of 2026 was $1.7 million compared to $2.0 million during the quarter ended March 31, 2025. Basic and diluted earnings per share for the first quarter of 2026 were $0.18 and $0.17, respectively, compared to $0.22 and $0.20 during the first quarter of 2025.

Adjusted EBITDA for the quarter ended March 31, 2026 was $3.3 million, a decrease of 3% compared to the same period in 2025.

As of March 31, 2026, the Company had $37.6 million outstanding on its term loan and $4.2 million outstanding on the revolver, and cash of $1.2 million, or total net debt of approximately $40.6 million, compared to $43.1 million as of December 31, 2025.

Performance of Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expenses incurred by the Company are generally not allocable to a specific brand or collection of brands.

Legacy FitLife consists of thirteen brands, and Irwin consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2025				2026
	Q1	Q2	Q3	Q4	Q1
Wholesale revenue	5,306	5,696	6,686	4,238	3,798
Online revenue	10,630	10,431	9,978	9,028	8,678
Total revenue	15,936	16,127	16,664	13,266	12,476
Gross profit	6,874	6,904	6,542	5,395	5,143
Gross margin	43.1%	42.8%	39.3%	40.7%	41.2%
Advertising and marketing	1,053	1,191	1,285	1,077	887
Contribution	5,821	5,713	5,257	4,318	4,256
Contribution as a % of revenue	36.5%	35.4%	31.5%	32.5%	34.1%

For the first quarter of 2026, revenue for Legacy FitLife declined 22% compared to the same period last year due to declines in both online and wholesale revenue. Wholesale revenue decreased 28% as compared to the first quarter of 2025 due to lower sales to certain retail partners, primarily GNC. Online revenue decreased by 18% compared to the first quarter of 2025, primarily driven by lower online sales from MRC.

Gross margin for Legacy FitLife decreased to 41.2% during the first quarter of 2026 compared to 43.1% during the first quarter of last year. Contribution as a percentage of revenue decreased to 34.1% compared to 36.5% during the first quarter of last year.

Irwin
(Unaudited)
	2025		2026
	Q3	Q4	Q1
Wholesale revenue	6,510	11,216	10,295
Online revenue	311	1,428	2,554
Total revenue	6,821	12,644	12,849
Gross profit	2,194	3,544	4,374
Gross margin	32.2%	28.0%	34.0%
Advertising and marketing	72	182	358
Contribution	2,122	3,362	4,016
Contribution as % of revenue	31.1%	26.6%	31.3%

During the first quarter of 2026, Irwin generated 80% of its revenue from the wholesale channel and 20% from online sales. Total revenue for Irwin for the first quarter of 2026 increased 2% sequentially from the fourth quarter of 2025.

Normalizing for loss of the customers that occurred prior to the acquisition of Irwin by the Company, as well as for the results of Irwin’s CBD business, which the Company is in the process of exiting, total revenue for Irwin decreased approximately 13% in the first quarter of 2026 compared to the first quarter of 2025. Management believes that the year-over-year revenue decline for Irwin is primarily a function of a weak consumer environment, a lack of new product launches, and supply chain challenges including inventory out-of-stock situations.

Online revenue during the quarter represents transactions through Irwin’s websites as well as through Amazon and other e-commerce platforms. The Company began selling Irwin products on Amazon in mid-October, and sales increased rapidly throughout the quarter, with a sequential increase in online revenue of 79% compared to the fourth quarter of 2025. At the end of the first quarter of 2026, Irwin’s Amazon sales reached a run-rate of approximately $9.6 million in annual revenue.

Irwin generated gross margin of 34.0% and contribution as a percentage of revenue of 31.3% during the first quarter of 2026. Excluding amortization of the inventory step-up during the fourth quarter of 2025, Irwin’s gross margin and contribution as a percentage of revenue would have been 33.2% and 31.8%, respectively.

FitLife Consolidated
(Unaudited)
	2025				2026
	Q1	Q2	Q3	Q4	Q1

Wholesale revenue	5,306	5,696	13,196	15,454	14,093
Online revenue	10,630	10,431	10,289	10,456	11,232
Total revenue	15,936	16,127	23,485	25,910	25,325
Gross profit	6,874	6,904	8,736	8,939	9,517
Gross margin	43.1%	42.8%	37.2%	34.5%	37.6%
Advertising and marketing	1,053	1,191	1,357	1,259	1,245
Contribution	5,821	5,713	7,379	7,680	8,272
Contribution as % of revenue	36.5%	35.4%	31.4%	29.6%	32.7%

For the Company overall, revenue for the first quarter of 2026 increased 59%, gross profit increased 38%, and contribution increased 42% compared to the first quarter of 2025.

Gross margin decreased to 37.6% compared to 43.1% during the first quarter of last year, with the decline in gross margin primarily attributable to the acquisition of Irwin, which historically operated at a lower gross margin than Legacy FitLife.

Contribution as a percentage of revenue decreased to 32.7% compared to 36.5% during the first quarter of last year.

Management commentary

Dayton Judd, the Company’s Chairman and Chief Executive Officer, commented, “As previously disclosed, the first quarter of 2026 was a challenging one. The consumer weakness that we initially observed early in the fourth quarter of 2025 accelerated late in the fourth quarter and into the first quarter of 2026. In addition, apparent changes in the Amazon algorithms are causing the Company to alter how it promotes its products.

“In addition to those exogenous challenges, supply chain difficulties at Irwin also negatively impacted revenue as we dealt with a number of out-of-stock situations for some of our high-velocity products. We estimate that out-of-stock situations resulted in lost revenue of $1.0-1.5 million for Irwin during the first quarter, or more than half of the year-over-year organic decline experienced in the first quarter of 2026.

“As has been our practice, we continue to allocate our available free cash flow to debt reduction. During the first quarter, we made a scheduled amortization payment of $1.5 million on our term loan in addition to a $1.4 million paydown on our revolving line of credit.

“While the macro environment and other variables remain challenging, I am encouraged by some signs of improvement in our business. More specifically, monthly revenue increased sequentially throughout the first quarter. In addition, most of our Amazon selling accounts showed sequential improvement over the course of the quarter. Also, we are pleased to announce the launch of two MusclePharm SKUs in several hundred Kroger stores nationwide beginning in June.

“Last, we remain excited about the growth of Irwin on Amazon. As previously disclosed, monthly revenue for Irwin on Amazon increased from approximately $0.5 million in December of 2025 to approximately $0.8 million in March of 2026. In the month of April, Irwin revenue on Amazon was approximately $0.9 million. Although the growth rate is slowing due to the higher base of sales, we have experienced further sequential growth in the May month-to-date period. Going forward, we expect continued future growth on Amazon for Irwin as we (1) continue to resolve the out-of-stock situations, (2) successfully set up listings for our remaining products that have not yet been available for sale on Amazon, and (3) launch our portfolio of Canadian products on Amazon Canada later in the second quarter.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, May 14, 2026 at 5:00 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 133048. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 500 different products online and through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$1,192	$1,646
Accounts receivable, net	7,778	8,765
Inventories, net	21,528	21,324
Prepaid expense and other current assets	1,142	1,334
Total current assets	31,640	33,069

Property and equipment, net	106	128
Right of use asset	581	682
Intangibles, net	51,196	51,440
Goodwill	19,363	19,393
Deferred tax asset	1,222	1,525
Derivative asset	72	-
Other assets	89	83
TOTAL ASSETS	$104,269	$106,320

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$6,451	$6,911
Accrued expense	5,602	5,429
Income taxes payable	1,494	1,704
Product returns	830	1,039
Term loan – current portion	6,094	6,094
Lease liability – current portion	341	433
Total current liabilities	20,812	21,610

Revolving line of credit	4,200	5,600
Term loan, net of current portion and unamortized deferred finance costs	31,334	32,849
Long-term lease liability, net of current portion	258	272
Derivative liability	-	26
Deferred tax liability	2,284	2,324
TOTAL LIABILITIES	58,888	62,681

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of March 31, 2026 and December 31, 2025	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,391 issued and outstanding as of March 31, 2026 and December 31, 2025	94	94
Additional paid-in capital	32,230	32,213
Retained earnings	13,613	11,893
Accumulated other comprehensive loss	(556)	(561)
TOTAL STOCKHOLDERS' EQUITY	45,381	43,639
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$104,269	$106,320

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2026	2025

Revenue	$25,325	$15,936
Cost of goods sold	15,808	9,062
Gross profit	9,517	6,874

OPERATING EXPENSE:
Advertising and marketing	1,245	1,053
Selling, general and administrative	4,963	2,512
Merger and acquisition related	-	332
Depreciation and amortization	248	19
Total operating expense	6,456	3,916
OPERATING INCOME	3,061	2,958

OTHER EXPENSE
Interest expense, net	735	218
Foreign exchange (gain) loss	(21)	21
Total other expense, net	714	239
INCOME BEFORE INCOME TAX PROVISION	2,347	2,719

PROVISION FOR INCOME TAXES	627	701

NET INCOME	$1,720	$2,018

NET INCOME PER SHARE
Basic	$0.18	$0.22
Diluted	$0.17	$0.20
Basic weighted average common shares	9,391	9,213
Diluted weighted average common shares	9,991	9,926

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three months ended March 31,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,720	$2,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	248	19
Allowance for credit losses	58	(3)
Allowance for inventory obsolescence	(105)	(24)
Stock-based compensation	17	107
Amortization of deferred financing costs	9	11

Changes in operating assets and liabilities:
Accounts receivable	921	(1,062)
Inventories	16	(1,013)
Deferred taxes	303	(47)
Prepaid expense and other assets	94	362
Right of use asset	101	27
Accounts payable	(452)	1,168
Income taxes payable	(185)	318
Lease liability	(105)	(20)
Accrued expense and other liabilities	53	449
Product returns	(209)	18
Net cash provided by operating activities	2,484	2,328

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(24)
Net cash used in investing activities	-	(24)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	-	259
Payments on 2025 term loan	(1,524)	-
Payments on 2023 term loan	-	(1,125)
Payments on line of credit	(1,400)	-
Net cash used in financing activities	(2,924)	(866)

Foreign currency impact on cash	(14)	36

CHANGE IN CASH AND CASH EQUIVALENTS	(454)	1,474
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,646	4,520
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,192	$5,994

Supplemental cash flow disclosure
Cash paid for income taxes	$430	$408
Cash paid for interest	$742	$238

Non-GAAP Financial Measures

The financial information included in this release and the presentation below contain certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and non-GAAP adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented below, non-GAAP EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, foreign exchange gains and losses, income taxes, depreciation and amortization, stock-based compensation and merger and acquisition related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

The Company’s calculation of Adjusted EBITDA for the three months ended March 31, 2026 and 2025 is as follows:

	Three months ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Net income	$1,720	$2,018
Interest expense, net	735	218
Foreign exchange (gain) loss	(21)	21
Provision for income taxes	627	701
Depreciation and amortization	248	19
EBITDA	3,309	2,977
Non-cash and non-recurring adjustments
Stock-based compensation	17	107
Merger and acquisition related	-	332
Adjusted EBITDA	$3,326	$3,416